Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS FINANCIAL RESULTS FOR 2020

DALTON, GEORGIA (March 4, 2021) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the year ended December 26, 2020.

Despite the unprecedented challenges faced in the COVID-19 pandemic affected year of 2020, we were able to improve our operations, and further strengthen our balance sheet to better position our Company as we entered 2021 with momentum and optimism.

•We reduced debt by $10 million in 2020 bringing our total debt reduction to $60 million over the last thirty months.
•We entered into a new $75 million line of credit and two long term loans totaling $25 million. These transactions, along with cost reductions and operating efficiencies in 2020, allowed us to end the year with borrowing availability of $43.3 million under our new Senior Revolving Credit Facility.
•Operational improvements and cost reductions generated higher gross profit margins. Our gross profit margin for the year ended December 26, 2020 was 24.2% compared with 23.0% in the year ended December 28, 2019.

For the year 2020, net sales for the Company were $315,939,000 as compared to $374,582,000 in the year 2019. The net loss on the year 2020 was $9,208,000 compared to a net income of $15,271,000 in the previous year. The decline in sales and the loss in 2020 were primarily driven by the impact of the COVID-19 pandemic. Net income in 2019 was the result of the sale of our facility in Santa Ana, California which generated a $25 million gain in the fourth quarter of 2019. On a non-GAAP adjusted basis, the Company had a net loss of $2.8 million in 2020 and a net loss of $3.9 million in 2019.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “2020 was a year of unprecedented circumstances and a once-in-a-century event – the COVID-19 pandemic. Not knowing where the COVID-19 pandemic would lead, we implemented our continuity plan to maintain the health and safety of our associates, preserve cash and minimize the impact on our customers. To minimize and prevent cases of COVID-19 exposure in our facilities, we have taken measures aimed at sanitation and safety, including large scale COVID-19 testing, mandatory temperature checks prior to starting work, requirements to wear masks when unable to maintain social distancing and deep cleaning and sanitation. We limited travel for our associates, implemented work from home options where appropriate, and limited physical contact with our customers. We reduced our running schedules in our facilities to below demand, to maintain order flow to our customers while simultaneously reducing inventories to generate cash and align them with our lower customer demand. In order to preserve cash, we placed a large percentage of our associates either on rotating layoff or furlough. We eliminated or deferred planned spending of $14 million in 2020. These cost cuts included deferring maintenance when possible, reduced capital expenditures, instituting select job eliminations, and temporary salary reductions. Our management team worked together to implement our continuity plan which has resulted in improved operating results. During the year, we were able to decrease selling and administration costs through headcount reductions and lower spending. Operationally, we have experienced significant improvement in quality, waste reduction and cost. At the same time, we were able to maintain superior customer service and outperformed many of our competitors in this area. In
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The Dixie Group Reports 2020 Results

March 4, 2021

addition to the cost and operational improvements, we were able to strengthen our balance sheet through strategic financing initiatives. In the fourth quarter, we entered into a new $75 million, five year, Senior Revolving Credit Facility, and also closed on two additional long term, fixed rate, asset backed loans in the total amount of $25 million. We reduced debt by $10 million in the last twelve months and $60 million over the last two and a half years, and now have borrowing availability in the mid-$40 million range.

While we are still assessing the long term impacts of the COVID-19 crisis on our markets and operating practices, we are encouraged by the improvement in sales. The abrupt decline of over 50% in sales in April was certainly a shock to our system, but we have been pleased with the recovery in the residential market. Low interest rates helped drive strong trends in new home construction and existing home sales helped to improve business conditions for our residential segment through the second half of the year, as many flooring retailers emerged from the COVID-19 downturn, and an increasing number of consumers began home improvement projects. The third quarter showed positive growth versus prior year, driven by strong sales in the specialty retail channel, and the fourth quarter was a very strong quarter in all segments of the residential business. Our soft surface segment grew throughout the second half of 2020, driven by our EnVision 6,6™ program as well as aggressive promotional activity. We are continuing our diversification strategy by significantly expanding our EnVision 6,6™ offering with over 20 new styles across all brands. This growing collection of beautiful styles with exceptional durability at competitive price points has become our primary growth platform in carpet. In September, our soft surface mass merchant program returned to growth with new products and an expansion of our roll bar program making an impact. We are very excited about a new tufting technology, “TECHnique”, which is being showcased in our Masland and Fabrica lines with six new qualities. TECHnique delivers a woven visual with a crisp clean finish and products that are more work of art than floor covering. We are also going to increase our focus on the wool and decorative segment in an effort to jump start growth in this category. Residential order entry and sales have continued to improve since the second quarter and ended the year very strong with orders and shipments up 15% for the 4th quarter.

We have continued to focus on growing our luxury vinyl flooring business. Our hard surface programs grew significantly for the year, with the TRUCOR™ and Fabrica Wood programs pacing well ahead of the hard surface market. We continued to invest in product innovation with our TRUCOR™ PRIME XL/XXL, the widest, longest rigid core plank on the market, and TRUCOR™ Tile IGT (Integrated Grout Technology), a tile visual with the grout line engineered into the locking system. We also invested in talent, with the addition of eight sales people dedicated to hard surfaces in key markets across the country, and we will be adding more dedicated hard surface sales people in 2021. We will continue expanding our product offering to further penetrate this market segment. Our latest innovation, TRUCOR™ 3DP, utilizes digital printing technology to deliver sharp, realistic visuals with virtually no pattern repeat. We will launch TRUCOR™ 3DP in wood plank and stone visuals in the second quarter of 2021. We will also expand our TRUCOR™ PRIME XL/XXL program with 12 new visuals. In our Fabrica Wood program, we have developed a new display system to accommodate an expansion of this program with new colors, board sizes, and price points. We expect to double our Fabrica Wood placements in the market in 2021.

Our commercial business and the commercial market continues to be adversely impacted by COVID-19. Sales for the year were down more than 35% from the previous year. We are beginning to see some improvement, but we believe the recovery will be longer coming and not as dynamic as the residential market recovery. Our commercial business is excited about one of the most unique innovations in our modular carpet tile offering. Sustaina™ is now the “standard” for backing on orders. The Sustaina™ modular tile backing system is a PVC and polyurethane free cushion modular carpet tile backing with very high recycled content. The product is breathable and able to be installed in environments up to 99% relative humidity and up to a pH of 12 when utilizing our custom formulated Sustaina™ 99 adhesive. The product provides the cushion backing benefits of increased under foot comfort, appearance retention and sound absorption.

The COVID-19 pandemic in 2020 presented challenges in ways The Dixie Group has not experienced in its history of over 100 years. We responded first with regard to the safety of our employees, and second to protect the operations and financial strength of our Company while continuing to service our customers. We are proud to have emerged as a stronger Company. We are proud of our history and heritage, and we are excited about starting the next 100 years as a Company,” Frierson concluded.
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The Dixie Group Reports 2020 Results

March 4, 2021

Through cost cutting efforts and operational improvements we were able to improve our gross profit margin to 24.2% in 2020 as compared to 23.0% in 2019. Selling and general administrative expenses were reduced by $8.1 million in 2020 as compared to 2019 but were higher as a percent of net sales, 24.0% as compared to 22.4%. The higher percentage was partially the result of continuing to fully pay portions of our workforce in order to retain our employees despite the lower volume.

Our receivables were slightly higher as compared to the end of the year in 2019. The $578 thousand increase in net receivables was primarily due to stronger sales in the final month of 2020 as compared to 2019. Through operational efficiencies, we were able to decrease net inventories by $10.1 million during the year. Accounts payable and accrued expenses increased by $3.5 million year over year due primarily to the timing of accruals for raw material purchases at 2020 year end. Our capital expenditures for the full year of 2020 were $3.1 million and are planned for 2021 at approximately $5.0 million. Interest expense was $5.8 million for the year of 2020. Our debt decreased by $10.2 million during the year. The lowering and restructuring of our debt is expected to reduce interest expense in 2021. Our borrowing availability under our line of credit at our senior lending facility at the end of the year was $43.3 million.

Our floorcovering sales for the first 9 weeks of the quarter are down low single digits versus the same period in 2020, but orders are up mid-single digits. Our residential sales and orders are up double digits and commercial orders, on a weekly basis, are better than the second, third and fourth quarters of last year.

A listen-only Internet simulcast and replay of The Dixie Group's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time on March 4, 2021. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13714460 at least 10 minutes before the appointed time. A digital replay of the call will be available for approximately two weeks after the call by dialing (877) 660-6853 and entering 13714460. The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, AtlasMasland and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports 2020 Results

March 4, 2021

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Year Ended
	December 26, 2020	December 28, 2019	December 29, 2018

NET SALES	$315,939	$374,582	$405,033
Cost of sales	239,483	288,377	318,042
GROSS PROFIT	76,456	86,205	86,991
Selling and administrative expenses	75,731	83,825	92,473
Other operating (income) expense, net	(108)	(23,988)	458
Facility consolidation and severance expenses, net	3,752	5,019	3,167
Impairment of assets	—	—	6,709
OPERATING INCOME (LOSS)	(2,919)	21,349	(15,816)
Interest expense	5,803	6,444	6,491
Other (income) expense, net	678	(57)	3
Income (loss) from continuing operations before taxes	(9,400)	14,962	(22,310)
Income tax provision (benefit)	(312)	(657)	(831)
Income (loss) from continuing operations	(9,088)	15,619	(21,479)
Income (loss) from discontinued operations, net of tax	(120)	(348)	95
NET INCOME (LOSS)	$(9,208)	$15,271	$(21,384)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.59)	$0.96	$(1.36)
Discontinued operations	(0.01)	(0.02)	0.01
Net income (loss)	$(0.60)	$0.94	$(1.35)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.59)	$0.95	$(1.36)
Discontinued operations	(0.01)	(0.02)	0.01
Net income (loss)	$(0.60)	$0.93	$(1.35)

Weighted-average shares outstanding:
Basic	15,316	15,822	15,764
Diluted	15,316	15,926	15,764

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The Dixie Group Reports 2020 Results

March 4, 2021

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 26, 2020	December 28, 2019
ASSETS
Current Assets
Cash and cash equivalents	$1,920	$769
Receivables, net	37,716	37,138
Inventories, net	85,399	95,509
Prepaid expenses	8,296	6,179
Total Current Assets	133,331	139,595

Property, Plant and Equipment, Net	57,904	65,442
Operating Lease Right-Of-Use Assets	22,074	24,835
Other Assets	19,559	17,787
TOTAL ASSETS	$232,868	$247,659

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$19,058	$16,084
Accrued expenses	25,965	25,418
Current portion of long-term debt	6,116	6,684
Current portion of operating lease liabilities	3,323	3,172
Total Current Liabilities	54,462	51,358

Long-Term Debt	72,041	81,667
Operating Lease Liabilities	19,404	22,123
Other Long-Term Liabilities	23,170	19,300
Stockholders' Equity	63,791	73,211
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$232,868	$247,659

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The Dixie Group Reports 2020 Results

March 4, 2021

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended	Twelve Months Ended
	December 26, 2020	December 26, 2020
Net loss as reported	$(318)	$(9,208)
Income (loss) from discontinued operations	83	(120)
Loss from continuing operations	(401)	(9,088)
Facility consolidation and severance expenses, net	986	1,382
COVID-19 Recovery Plan	981	2,370
Other COVID-19 Related Expenses[1]	(1,596)	2,117
Expenses Related to Major Financing During the Period[2]	744	744
Tax effect[3]	(342)	(342)
Expenses Related to Restructuring Plans	1,967	$3,752
Income/(Loss)	$372	$(2,817)
Diluted shares	15,441	15,316
Adjusted income(loss) per diluted share	$0.02	$(0.18)

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

1 Due to the COVID-19 pandemic the Company paid certain non-service wages and related health insurance charges for the safety, welfare and retention of our employees. The expenses were incurred through the second, third and fourth quarter of 2020 and were partially offset by the employee retention credit allowed under the CARES Act.

2 During the fourth quarter, as part of the termination of a certain derivative contract and financing agreements, the Company fully expensed certain accrued amounts. These expenses would have normally been incurred over a prolonged period.

3 The Company recognized a tax benefit in the fourth quarter related to the termination of the certain derivative contract noted in footnote two. Otherwise the company has a full valuation allowance against its deferred tax balances other than small state tax amounts.
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